Exhibit 99.1

News Release

Newell Brands Appoints Chris Peterson as President and Chief

Executive Officer; Ravi Saligram to Retire

ATLANTA, GA – February 10, 2023 – Newell Brands (NASDAQ: NWL) today announced the appointment of Chris Peterson, currently President, to serve as President and Chief Executive Officer, effective upon the conclusion of the company’s 2023 Annual Meeting of Stockholders on May 16th, 2023. The Board will also nominate Mr. Peterson for election to the Board of Directors at the company’s 2023 Annual Meeting. Ravi Saligram will retire as Chief Executive Officer and as a member of the Board of Directors, effective May 16th, 2023.

“Following a robust, deliberate and thoughtful succession planning process, we are pleased to announce Chris Peterson as Newell Brands’ next CEO,” said Patrick Campbell, Chairman of the Board. “Chris is a proven leader, who has played an integral role in Newell’s turnaround over the past four years, by strengthening Newell’s financial performance, building operational excellence and a culture of productivity, reducing complexity and transforming the company’s supply chain capabilities. Chris has an impressive track record of success, and the Board is confident he is the ideal person to effectively lead the company through its next chapter.”

“On behalf of the Board, we thank Ravi Saligram for his leadership and recognize the meaningful impact he has had on the organization during his tenure; the company is much stronger as a result of his leadership,” Patrick Campbell continued. “Among Ravi’s numerous achievements, he has created a One Newell culture, led the company’s turnaround with a people first mindset amidst the challenges of the pandemic, assembled a terrific leadership team; implemented a new innovation operating model; significantly strengthened customer partnerships and dramatically improved engagement scores. We are grateful for Ravi’s dedication and significant contributions to Newell Brands and wish him well in his retirement.”

“It has been a distinct honor leading Newell Brands over the last several years and I am inspired by our talented employees who are passionate, resilient and courageous,” said Ravi Saligram. “I am very proud of our strong, world class executive leadership team who have made significant progress in strengthening the company by reducing complexity, laying the foundation to rejuvenate our key brands while launching innovations that capitalized on pandemic trends, building eCommerce as a competitive advantage and galvanizing our employees to be a force for good. I am confident that they are committed to making Project Phoenix and our new Segment based operating model a major success.” Saligram continued, “I want to congratulate Chris Peterson on his well-deserved elevation to the new CEO of Newell. He has been a true partner to me in the turnaround and I believe he is the right person with the right skill set and right temperament to take Newell to the next level. Despite the macro headwinds the company faces, I am optimistic about the future of Newell Brands and feel our best days are ahead.”

“I am honored that I will serve as Newell’s CEO, as we continue to strengthen the company and unlock its full potential,” said Chris Peterson. “Despite the challenging market environment, we have significant opportunity to drive profitable growth by building our core brands and taking further decisive actions to operate more effectively and efficiently. Newell’s strongest competitive advantage is our team of dedicated employees, who are committed to advancing our business. I would like to thank Ravi for his leadership and partnership over the past several years. I look forward to working with the Board and our leadership team to drive shareholder value creation through diligent and thoughtful execution of our strategic agenda.”

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com

News Release

Mr. Peterson, age 56, joined Newell Brands in December 2018 and has been a member of the company’s leadership team since that time. He served as the Chief Financial Officer of the company from December 2018 through January 2022 and has served as President since May 2022. He also served as President, Business Operations between February 2020 and May 2022 and as Interim Chief Executive Officer from June 28, 2019 until October 2, 2019. Prior to joining Newell Brands, Mr. Peterson held key senior executive roles at Revlon Inc., Ralph Lauren and Procter & Gamble.

Effective immediately, all Segment CEO’s and commercial functional leaders, except for Chief Legal & Administrative Officer, Brad Turner, and Chief Human Resources Officer, Steve Parsons, will report to Chris Peterson. Upon Mr. Saligram’s retirement, Mr. Turner and Mr. Parsons will also report to Mr. Peterson.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Caution Concerning Forward-Looking Statements

Some of the statements in this press release, particularly those relating to future growth and value creation, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include the factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

Contacts:

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road Atlanta, GA 30328 +1 (770) 418-7000	NASDAQ: NWL www.newellbrands.com